NEWS RELEASE for June 5, 2006 at 6:00 AM EST

Contacts:	Investor Relations
Kayla Castle
Investor Relations Manager
Palomar Medical Technologies Inc
781-993-2411
ir@palomarmedical.com

PALOMAR ANNOUNCES SUCCESSFUL CONCLUSION OF PATENT INFRINGEMENT LAWSUITS AGAINST CUTERA
Cutera Admits Infringement and Validity of Palomar Patents
for Both Laser and Lamp Products

        BURLINGTON, MA (June 5, 2006)...Palomar Medical Technologies Inc (Nasdaq:PMTI) announced today the resolution of its on-going patent infringement lawsuits against Cutera, Inc. (Nasdaq: CUTR). In the first lawsuit, Palomar accused Cutera's CoolGlide Laser Systems, including the CoolGlide CV, Excel, Vantage and Xeo, of infringing U.S. Patent No. 5,735,844. In the second lawsuit, Palomar accused Cutera's Lamp Systems, including the CoolGlide Xeo and Solera Opus platforms using the PW770 handpiece, of infringing both the 5,735,844 Patent as well as U.S. Patent No. 5,595,568 (the "Anderson Patents"). Palomar has an exclusive license to these patents from the General Hospital Corporation in Boston, Massachusetts.

        Cutera has admitted to the infringement, validity and enforceability of the Anderson Patents and agreed not to challenge them in the future.

        Cutera will pay Palomar $15.5 million as an 8.5% royalty on sales of their laser and lamp based hair removal systems beginning with their initial sales in 2000 through March 31, 2006, $2.5 million in interest on past sales, and $4 million to cover Palomar’s legal costs incurred while enforcing these patents. Beginning April 1, 2006, Cutera will pay Palomar a 7.5% royalty on future sales of these systems and any new light-based hair removal systems later developed.

        Patricia Davis, Senior Vice President and General Counsel of Palomar, commented “The Court’s rulings throughout this lawsuit, including the Markman Ruling and the Summary Judgment ruling, confirmed the breadth and validity of Palomar’s patent position. This favorable resolution with Cutera further substantiates the strength of these patents. Palomar intends to continue its strategy of vigorously enforcing our patent position.”

        Joseph P. Caruso, President and Chief Executive Officer of Palomar, commented, “Palomar pioneered the cosmetic light based industry with the first high powered light based hair removal system in 1997. Since then, this industry has become one of the fastest growing segments in the medical industry with hair removal procedures being the most popular cosmetic light based procedure performed today. Many companies have taken advantage of this high growth by offering products covered by the Anderson Patents, and Palomar intends to license such companies or prevent continued infringement. This strategy has and should continue to provide significant financial benefit to Palomar and its shareholders.”

        In the Patent License Agreement with Cutera, the 7.5% royalty rate is applicable to all light sources for hair removal. When systems include light sources not for hair removal, the 7.5% royalty rate is applied to the hair removal portion of the entire system. For a system with two or more light sources for hair removal and one or more other light sources not for hair removal, the 7.5% royalty is applied to 70% of the total sale price and for systems with one light source for hair removal and one or more other light sources not for hair removal, the 7.5% royalty is applied to 50% of the total sale price.

        Under Palomar’s license agreement with the General Hospital Corporation, Palomar will pay to the General Hospital Corporation 40% of all payments from Cutera excluding reimbursement of Palomar’s legal costs.

        For more information, please see the Settlement Agreement, the License Agreement, the Consent Judgments and Stipulations of Dismissal filed as Exhibits 99.1, 99.2, 99.3 and 99.4 to a Current Report on Form 8-K filed today.

        About Palomar Medical Technologies Inc.: Palomar is a leading researcher and developer of light-based systems for cosmetic treatments. Palomar pioneered the optical hair removal field, when, in 1997, it introduced the first high-powered laser hair removal system. Since then, many of the major advances in light-based hair removal have been based on Palomar technology. There are now millions of light-based cosmetic procedures performed around the world every year in physician offices, clinics, spas and salons. Palomar is testing many new and exciting applications to further advance the hair removal market and other cosmetic applications. Palomar is uniquely focused on developing proprietary light-based technology for introduction to the mass markets. Palomar has an agreement with The Gillette Company to develop and potentially commercialize a patented home-use, light-based hair removal device for women (please note that in October 2005, Procter & Gamble Company completed its acquisition of Gillette. Under the Development and License Agreement, Procter & Gamble, as the acquiring party, assumed all of Gillette’s rights and obligations.) Palomar also has an agreement with Johnson & Johnson Consumer Companies to develop and potentially commercialize home-use, light-based devices for reducing or reshaping body fat including cellulite, reducing the appearance of skin aging, and reducing or preventing acne, and was awarded a contract by the Department of the Army to develop a light-based self-treatment device for Pseudofolliculitis Barbae.

        For more information on Palomar and its products, visit Palomar’s website at www.palomarmedical.com. To continue receiving the most up-to-date information and latest news on Palomar as it happens, sign up to receive automatic e-mail alerts by going to the Investor Relations’ section of the website.

         With the exception of the historical information contained in this release, the matters described herein contain forward-looking statements, including but not limited to statements relating to new markets, development and introduction of new products, and financial projections that involve risk and uncertainties that may individually or mutually impact the matters herein, and cause actual results, events and performance to differ materially from such forward-looking statements. These risk factors include, but are not limited to, results of future operations, technological difficulties in developing or introducing new products, the results of future research, lack of product demand and market acceptance for current and future products, the effect of economic conditions, challenges in managing joint ventures and research with third parties and government contracts, the impact of competitive products and pricing, governmental regulations with respect to medical devices, including whether FDA clearance will be obtained for future products and additional applications, the results of litigation, difficulties in collecting royalties, potential infringement of third-party intellectual property rights, and/or other factors, which are detailed from time to time in the Company's SEC reports, including the report on Form 10-K for the year ended December 31, 2005 and the Company’s quarterly reports on Form 10-Q. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

# # #